Exhibit 99.1

Novatel Wireless Announces New Credit Facility

SAN DIEGO – November 6, 2014 – Novatel Wireless, Inc. (Nasdaq: MIFI), a leading provider of solutions for the Internet of Things (IoT) and inventors of MiFi® technology, today announced the successful closing of a new five-year $25 million senior secured revolving credit facility with Wells Fargo Bank (the “Revolver”). The Revolver closed on October 31, 2014 and will provide the Company with enhanced capital flexibility for its growth initiatives and general corporate purposes. The Company may borrow funds under the Revolver with interest payable monthly at a base rate determined by using the daily three month LIBOR rate, plus an applicable margin of 2.50% to 3.00% depending on the Company’s liquidity as determined on the last day of each calendar month.

“We are very pleased to enter into this new credit facility with a top tier lender like Wells Fargo,” said Alex Mashinsky, Chief Executive Officer of Novatel Wireless, “This, along with the recent strategic investment from HC2 Holdings, substantially strengthens our financial position and will allow us to continue to pursue our strategic growth initiatives and further improve our business model.”

About Novatel Wireless

Novatel Wireless, Inc. (Nasdaq: MIFI) is a leader in the design and development of M2M wireless solutions based on 3G and 4G technologies. The Company delivers Internet of Things (IoT) and Cloud SaaS services to carriers, distributors, retailers, OEMs and vertical markets worldwide. Product lines include MiFi® Mobile Hotspots, USB modems, Expedite® and Enabler embedded modules, Mobile Tracking Solutions, and Asset Tracking Solutions. These innovative products provide anywhere, anytime communications solutions for consumers and enterprises. Novatel Wireless is headquartered in San Diego, California. For more information please visit http://www.novatelwireless.com. @MiFi

Forward-Looking Statements

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These forward-looking statements include statements that are not purely statements of historical fact, and can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Novatel Wireless and are subject to significant risks and uncertainties. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. A number of important factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained herein. These factors include risks relating to technological changes, new product introductions, continued acceptance of Novatel Wireless’ products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Novatel Wireless’ filings with the United States Securities and Exchange Commission (available at www.sec.gov) and other regulatory agencies.

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Investor Relations Contact:

Michael Sklansky

(858) 431-0792

msklansky@nvtl.com

Source: Novatel Wireless, Inc.